Exhibit 99.1

FOR IMMEDIATE RELEASE

February 15, 2022

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Fourth Quarter and Full-Year 2021 Results,

Provides 2022 Financial Guidance

DALLAS, February 15, 2022 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) today reported financial results for the fourth quarter and full-year 2021 and provided 2022 financial guidance.

Highlights

•	Reported net income of $88.6 million and $142.9 million for the fourth quarter of 2021 and full-year 2021, respectively, and net cash provided by operations of $258.1 million and $857.3 million for the fourth quarter and full-year 2021, respectively.
•	Generated adjusted EBITDA, net to EnLink, of $286.4 million and $1.05 billion for the fourth quarter of 2021 and full-year 2021, respectively, an amount that was in the upper end of full year 2021 financial guidance. During the quarter, EnLink benefited from robust producer activity and disciplined focus on the cost structure.
•	Grew fourth quarter 2021 adjusted EBITDA 17.5% compared to the fourth quarter of 2020 and full-year 2021 adjusted EBITDA 7.0% compared to full-year 2020, each after excluding the impact of minimum volume commitments (MVCs) that expired in 2020.
•	Continued to see strengthening producer activity across EnLink's gathering and processing systems during the fourth quarter of 2021. Permian gathering volumes for the fourth quarter of 2021 increased 28% over the fourth quarter of 2020. Oklahoma gathering volumes for the fourth quarter of 2021 declined only 2% over the fourth quarter of 2020, while North Texas gathering volumes for the fourth quarter of 2021 remained flat over fourth quarter 2020.
•	Delivered $67.4 million of free cash flow after distributions (FCFAD) for the fourth quarter of 2021, despite a 20% increase to fourth quarter distribution, driven by strong operational results. For the second consecutive year, EnLink generated FCFAD in excess of $300 million, with $313.6 million reported for the full-year 2021.
•	Reached near-term leverage goal with credit facility leverage of 3.9x at year-end.
•	Increased returns to unitholders in 2021 by increasing the common unit distribution 20% for the fourth quarter of 2021, repurchasing $40.1 million in common units during full-year 2021, and redeeming $50 million of Series B Preferred Units in the fourth quarter. In addition, during January 2022, EnLink repurchased an incremental $10 million of common units and redeemed an incremental $50 million of par value of Series B Preferred Units. Both redemptions were executed at 101% of par value. Taking into account these repurchases and redemptions, the overall distribution payout increased by approximately $25 million on an annualized basis.

•	Expects solid cash flow generation to continue in 2022 with adjusted EBITDA growth of approximately 10% over 2021 at the midpoint of 2022 guidance range of $1.11 billion to $1.19 billion. EnLink also expects to generate more than of $300 million in FCFAD based on the midpoint of 2022 guidance.
•	Subsequent to the quarter, EnLink announced that the company has signed a memorandum of understanding (MOU) with Talos Energy (NYSE: TALO) to provide a complete carbon capture, transportation and sequestration (CCS) offering for industrial-scale emitters in Louisiana, utilizing EnLink's midstream assets combined with Talos' subsurface assets. Talos has secured approximately 26,000 acres in Louisiana providing sequestration capacity of over 500 million metric tonnes, which will be known as River Bend CCS.

"EnLink achieved another quarter of robust financial results, closing out a great 2021, which is a testament to our employees relentless focus on execution, innovation, and cost discipline,” said Barry E. Davis. EnLink Chairman and Chief Executive Officer. “The strong performance and execution of our team allows us to enter 2022 in a position of strength.

We are continuing to advance our vision to become the future of midstream by leading in innovation and creating sustainable value. We will do this by utilizing our integrated business model and operational excellence to build upon our large-scale, cash-flow generating platform, while pursuing energy solutions for the future, as we are doing with our focus on growing a substantial CCS business. The alliance that we announced today with Talos builds on our strategic advantage in CCS by combining the expertise and assets of both companies to create a more cost-efficient and environmentally friendly offering than potential new build projects.

We are confident in our ability to execute and drive value in 2022, and our financial guidance and strategic plan initiatives exemplify how we plan to create sustainable value for our investors and position EnLink as the midstream company of the future.”

Adjusted EBITDA, segment cash flow, and free cash flow after distributions used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

Fourth Quarter and Full-Year 2021 Results

$MM, unless noted	Fourth Quarter 2021	Full-Year 2021
Net Income (1)	89	143
Adjusted EBITDA, net to EnLink	286	1,050
Net Cash Provided by Operating Activities	258	857
Total Capital Expenditures, net to EnLink, & Plant Relocation Costs	85	220
Free Cash Flow After Distributions	67	314
Debt to Adjusted EBITDA, net to EnLink* at December 31, 2021		3.9	x
Common Units Outstanding at February 9, 2022		484,003,750

(1) Net income is before non-controlling interest.

*Calculated according to credit facility leverage covenant, which excludes cash on the balance sheet.

•	Strong free cash flow generation resulted in a significant reduction of debt. EnLink reduced total debt outstanding by $235 million during 2021.

2022 Financial Guidance

$MM, unless noted	2022 Guidance
Net Income (1)	230 - 310
Adjusted EBITDA, net to EnLink	1,110 - 1,190
Capex, net to EnLink, & Plant Relocation Costs	285 - 325
Growth Capex, net to EnLink, & Plant Relocation Costs	230 - 260
Maintenance Capex, net to EnLink	55 - 65
Free Cash Flow After Distributions	285 - 345
Annualized 4Q21 Declared Distribution per Common Unit	$0.45/unit

(1) Net income is before non-controlling interest.

•	Adjusted EBITDA, net to EnLink, for 2022 is forecasted to continue the trend of solid growth, with implied growth over full-year 2021of nearly 10% at the midpoint of guidance.
•	The Permian is forecasted to show robust segment profit growth, along with solid growth in Louisiana. The Permian is forecasted to exit full-year 2022 as EnLink's largest segment, excluding the impact of plant relocation costs. Oklahoma and North Texas are expected to be about flat compared to full-year 2021, excluding the temporary impacts of Winter Storm Uri in 2021.
•	Capital expenditures for 2022 are expected to be focused on highly-efficient well connect activity. The main expansion project, the previously announced "Project Phantom" is expected to cost approximately $80 million (of which $45 million is considered operating expenses for GAAP purposes in 2022), representing savings of approximately 50% over illustrative new-build costs.
•	2022 is forecasted to mark the third consecutive year of FCFAD in excess of $300 million at the midpoint of guidance. FCFAD is forecasted to be roughly flat over full-year 2021 as significant adjusted EBITDA growth is offset by modest increases in capital expenditures and distributions.

Segment Updates

Permian:

•	Segment profit of $73.8 million for the fourth quarter of 2021 was approximately 7% higher as compared to the third quarter of 2021 and approximately 60% higher as compared to the fourth quarter of 2020. Segment profit included $0.1 million and $8.8 million of operating expenses related to plant relocation expenses in the fourth quarter of 2021 and third quarter of 2021, respectively. Segment profit also included unrealized derivative gains/(losses) of $(4.7) million, $10.2 million and $(1.1) million for the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020, respectively. Excluding plant relocation expenses and unrealized derivative activity, segment profit in the fourth quarter of 2021 grew approximately 16% sequentially and 66% over the prior year period.
•	Segment cash flow totaled $10.8 million for the fourth quarter of 2021, marking the sixth consecutive quarter of positive segment cash flow.
•	Average natural gas gathering volumes for the fourth quarter of 2021 were approximately 8% higher as compared to the third quarter of 2021 and approximately 28% higher as compared to the fourth quarter of 2020. Average natural gas processing volumes for the fourth quarter of 2021 increased by approximately 7% sequentially and by approximately 25% as compared to the prior year period. EnLink continues to benefit from strong producer drilling activity on its Permian footprint. Driven by continued producer activity in the Delaware Basin, EnLink reactivated the Tiger natural gas processing facility in December 2021.
•	EnLink continues to meet incremental customer activity needs through a capital light approach. During the second half of 2021, EnLink completed Project War Horse and an associated expansion, adding 95 MMcf/d of processing capacity in the Midland Basin. Project Phantom, which will add 200 MMcf/d of processing capacity in the Midland Basin, remains on schedule to be completed during the fourth quarter of 2022 and is expected to achieve an EBITDA multiple of less than 4x.

•	Average crude oil gathering volumes for the fourth quarter of 2021 decreased by approximately 5% as compared to the third quarter of 2021, but were approximately 25% higher as compared to the fourth quarter of 2020. The sequential decrease was primarily driven by the timing of producer completion activity, while the year-over-year increase was driven by increased drilling activity.
•	Segment profit for 2022 is expected to range from $300 million to $340 million, with growth over full-year 2021 expected to be driven primarily by strong producer activity in the Midland Basin. Excluding approximately $40 million of Project Phantom expenses, the Permian is expected to exit 2022 as the largest segment.
•	Given the costs related to Project Phantom and the pace of well connects projected for EnLink's Permian system, EnLink expects to allocate approximately 55% of total capital expenditures in 2022 to Permian projects. This includes costs related to Project Phantom, the majority of which are treated as operating expenses for GAAP purposes.

Louisiana:

•	Segment profit of $111.7 million for the fourth quarter of 2021 was approximately 75% higher as compared to the third quarter of 2021 and approximately 38% higher as compared to the fourth quarter of 2020. Segment profit included unrealized derivative gains/(losses) of $19.3 million, $(8.8) million and $1.3 million for the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020, respectively. The majority of the unrealized derivative activity in the fourth quarter of 2021 was associated with gas and NGL storage operations. Excluding unrealized derivative activity, segment profit in the fourth quarter of 2021 grew approximately 27% sequentially and 16% over the prior year period.
•	Segment cash flow for the fourth quarter of 2021 was $107.8 million, which marked the highest quarterly Louisiana segment cash flow in EnLink's history.
•	Average natural gas transportation volumes for the fourth quarter of 2021 were approximately 16% higher as compared to the third quarter of 2021 and approximately 12% higher as compared to the fourth quarter of 2020.
•	Average NGL fractionation volumes for the fourth quarter of 2021 were approximately 13% higher as compared to the third quarter of 2021, and 7% higher as compared to the fourth quarter of 2020.
•	Average crude volumes handled in EnLink's Ohio River Valley system for the fourth quarter of 2021 were approximately 11% lower as compared to the third quarter of 2021 and 17% lower as compared to the fourth quarter of 2020.
•	Segment profit for 2022 is forecasted to range from $350 million to $360 million, which implies approximately 9% growth over full-year 2021.

Oklahoma:

•	Segment profit of $99.4 million for the fourth quarter of 2021 was approximately 14% higher as compared to the third quarter of 2021 and roughly flat as compared to the fourth quarter of 2020. Segment profit included $1.5 million of operating expenses related to plant relocation expenses in the fourth quarter of 2021. Segment profit also included unrealized derivative gains/(losses) of $9.4 million, $(2.3) million and $(2.1) million for the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020, respectively. Excluding plant relocation expenses and unrealized derivative activity, segment profit in the fourth quarter of 2021 grew approximately 2% sequentially and 10% over the prior year period.
•	Segment cash flow for the fourth quarter of 2021 was $86.1 million.
•	Approximately half of all wells scheduled to come on line during 2021 came on line during the fourth quarter, establishing strong momentum in volumes for 2022.

•	Average natural gas gathering volumes for the fourth quarter of 2021 were approximately 2% higher as compared to the third quarter of 2021, but approximately 2% lower as compared to the fourth quarter of 2020.
•	Average natural gas processing volumes for the fourth quarter of 2021 increased approximately 4% when compared to the third quarter of 2021, but decreased 2% compared the fourth quarter of 2020.
•	Segment profit for 2022 is projected to range from $335 million to $355 million, which is roughly flat compared to full-year 2021, excluding the impact of Winter Storm Uri. EnLink forecasts volumes for 2022 to again be roughly flat driven, in part, by an additional rig on the Devon/Dow JV acreage.

North Texas:

•	Segment profit of $56.1 million for the fourth quarter of 2021 was approximately 6% lower as compared to the third quarter of 2021 and approximately 9% lower as compared to the fourth quarter of 2020. Segment profit included unrealized derivative gains/(losses) of $(3.5) million, $(0.3) million and $(0.5) million for the fourth quarter of 2021, third quarter of 2021 and fourth quarter of 2020, respectively.
•	Segment cash flow for the fourth quarter of 2021 was $51.8 million.
•	Average natural gas gathering volumes for the fourth quarter of 2021 were roughly flat compared to the third quarter of 2021 and the fourth quarter of 2020.
•	Average natural gas processing volumes for the fourth quarter of 2021 increased by approximately 3% as compared to the third quarter of 2021 and were roughly flat as compared to the fourth quarter of 2020.
•	Segment profit for 2022 is expected to range from $225 million to $235 million. EnLink expects to benefit from new drilling activity in the basin by BKV and other customers.

Fourth Quarter, Full-Year 2021 Earnings Call Details

EnLink will host a webcast and conference call on Wednesday, February 16, at 8 a.m. Central time to discuss its fourth quarter and full-year results, along with 2022 financial guidance. The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to https://dpregister.com/sreg/10162684/f0568b94f0. Here, they will receive their dial-in information upon completion of pre-registration. Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, free cash flow after distributions, and segment cash flow.

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity swaps; costs associated with the relocation of processing facilities; accretion expense associated with asset retirement obligations; transaction costs; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth and maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (costs associated with the relocation of processing facilities); non-cash interest (income)/expense; (payments to terminate interest rate swaps); (current income taxes); and proceeds from the sale of equipment and land.

We define segment cash flow as segment profit less growth and maintenance capital expenditures, which are gross to EnLink prior to giving effect to the contributions by other entities related to the non-controlling interest share of our consolidated entities.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA and free cash flow after distributions are both used as metrics in our short-term incentive program for compensating employees.

Adjusted EBITDA, free cash flow after distributions and segment cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release

Segment profit (loss) is defined as revenues, less cost of sales (exclusive of operating expenses and depreciation and amortization), less operating expenses. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2020, and, when available, “Item 1. Financial Statements - Note 15—Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2021, for further information about segment profit (loss).

The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect,” "continue," and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, expected financial and operations results associated with certain projects, acquisitions, or growth capital expenditures, future operational results of our customers, results in certain basins, future results or growth of our CCS business; future cost savings or operational initiatives, profitability, financial or leverage metrics, the impact of weather-related events such as Winter Storm Uri on us and our financial results and operations, the impact of any customer billing disputes and litigation arising out of Winter Storm Uri, future expectations regarding sustainability initiatives, our future capital structure and credit ratings, the impact of the COVID-19 pandemic or variants thereof on us and our financial results and operations, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) the impact of the ongoing coronavirus (COVID-19) pandemic, including the impact of the emergence of any new variants of the virus on our business, financial condition, and results of operations, (b) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to compete with us or favor GIP’s own interests to the detriment of our other unitholders, (c) adverse developments in the midstream business that may reduce our ability to make distributions, (d) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (e) decreases in the volumes that we gather, process, fractionate, or transport, (i) our ability or our customers’ ability to receive or renew required government or third party permits and other approvals, (j) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (k) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (l) changes in the availability and cost of capital, including as a result of a change in our credit rating, (m) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (n) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (o) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (p) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (q) our dependence on significant customers for a substantial portion of the natural gas and crude that we gather, process, and transport, (r) construction risks in our major development projects, (s) challenges we may face in connection with our strategy to enter into new lines of business related to the energy transition, (t) impairments to goodwill, long-lived assets and equity method investments, and (u) the effects of existing and future laws and governmental regulations, and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total revenues	$2,243.2	$1,064.3	$6,685.9	$3,893.8

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (1)(2)	1,799.3	686.0	5,189.9	2,388.5
Operating expenses	102.9	90.7	362.9	373.8
Depreciation and amortization	151.6	157.3	607.5	638.6
Impairments	0.8	8.3	0.8	362.8
(Gain) loss on disposition of assets	(0.8)	6.0	(1.5)	8.8
General and administrative	27.5	23.7	107.8	103.3
Total operating costs and expenses	2,081.3	972.0	6,267.4	3,875.8
Operating income	161.9	92.3	418.5	18.0
Other income (expense):
Interest expense, net of interest income	(58.6)	(57.0)	(238.7)	(223.3)
Gain on extinguishment of debt	—	—	—	32.0
Income (loss) from unconsolidated affiliates	(1.6)	(0.2)	(11.5)	0.6
Other income (loss)	(0.1)	(0.1)	—	0.3
Total other expense	(60.3)	(57.3)	(250.2)	(190.4)
Income (loss) before non-controlling interest and income taxes	101.6	35.0	168.3	(172.4)
Income tax expense	(13.0)	(159.2)	(25.4)	(143.2)
Net income (loss)	88.6	(124.2)	142.9	(315.6)
Net income attributable to non-controlling interest	33.8	27.2	120.5	105.9
Net income (loss) attributable to ENLC	$54.8	$(151.4)	$22.4	$(421.5)
Net income (loss) attributable to ENLC per unit:
Basic common unit	$0.11	$(0.31)	$0.05	$(0.86)
Diluted common unit	$0.11	$(0.31)	$0.05	$(0.86)

Weighted average common units outstanding (basic)	486.7	489.6	488.8	489.3
Weighted average common units outstanding (diluted)	493.9	489.6	494.3	489.3

(1)	Includes related party cost of sales of $6.2 million and $2.5 million for the three months ended December 31, 2021 and 2020, respectively.
(2)	Includes related party cost of sales of $17.9 million and $8.7 million for the years ended December 31, 2021 and 2020, respectively.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$88.6	$(124.2)	$142.9	$(315.6)
Interest expense, net of interest income	58.6	57.0	238.7	223.3
Depreciation and amortization	151.6	157.3	607.5	638.6
Impairments	0.8	8.3	0.8	362.8
(Income) loss from unconsolidated affiliate investments	1.6	0.2	11.5	(0.6)
Distributions from unconsolidated affiliate investments	0.1	0.1	3.9	2.1
(Gain) loss on disposition of assets	(0.8)	6.0	(1.5)	8.8
Gain on extinguishment of debt	—	—	—	(32.0)
Unit-based compensation	6.0	3.8	25.3	28.4
Income tax expense	13.0	159.2	25.4	143.2
Unrealized (gain) loss on commodity swaps	(20.5)	2.5	12.4	10.5
Costs associated with the relocation of processing facilities (1)	1.7	0.8	28.3	0.8
Other (2)	(0.4)	(0.3)	(0.6)	(1.1)
Adjusted EBITDA before non-controlling interest	300.3	270.7	1,094.6	1,069.2
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(13.9)	(8.9)	(44.9)	(30.7)
Adjusted EBITDA, net to ENLC	$286.4	$261.8	$1,049.7	$1,038.5

(1)	Represents cost incurred related to the relocation of equipment and facilities from the Thunderbird processing plant and Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that are not part of our ongoing operations. The relocation of equipment and facilities from the Battle Ridge processing plant was completed in the third quarter of 2021 and we expect to complete the relocation of equipment and facilities from the Thunderbird processing plant in 2022.
(2)	Includes accretion expense associated with asset retirement obligations; transaction costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Free Cash Flow After Distributions

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended December 31,	Year Ended December 31,
2021	2020	2021	2020
Net cash provided by operating activities	$258.1	$170.1	$857.3	$731.1
Interest expense (1)	54.4	55.1	221.0	218.2
Utility credits, net of usage (2)	(5.6)	—	32.6	—
Payments to terminate interest rate swaps (3)	—	10.9	1.8	10.9
Accruals for settled commodity swap transactions	6.7	(5.0)	2.1	(4.3)
Distributions from unconsolidated affiliate investment in excess of earnings	0.1	0.1	3.9	0.5
Costs associated with the relocation of processing facilities (4)	1.7	0.8	28.3	0.8
Other (5)	—	(0.3)	2.4	0.8
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(3.3)	79.0	273.5	6.4
Accounts payable, accrued product purchases, and other accrued liabilities	(11.8)	(40.0)	(328.3)	104.8
Adjusted EBITDA before non-controlling interest	300.3	270.7	1,094.6	1,069.2
Non-controlling interest share of adjusted EBITDA from joint ventures (6)	(13.9)	(8.9)	(44.9)	(30.7)
Adjusted EBITDA, net to ENLC	286.4	261.8	1,049.7	1,038.5
Interest expense, net of interest income	(58.6)	(57.0)	(238.7)	(223.3)
Growth capital expenditures, net to ENLC (7)	(76.2)	(21.3)	(165.3)	(187.2)
Maintenance capital expenditures, net to ENLC (7)	(7.0)	(11.2)	(26.1)	(32.1)
Distributions declared on common units	(55.2)	(46.7)	(195.2)	(186.0)
ENLK preferred unit accrued cash distributions (8)	(25.3)	(22.9)	(94.3)	(91.4)
Costs associated with the relocation of processing facilities (4)	(1.7)	(0.8)	(28.3)	(0.8)
Non-cash interest expense	2.2	0.2	9.5	0.2
Payments to terminate interest rate swaps (3)	—	(10.9)	(1.8)	(10.9)
Other (9)	2.8	0.4	4.1	3.5
Free cash flow after distributions	$67.4	$91.6	$313.6	$310.5

Distribution coverage	3.04	x	3.43	x	3.43	x	3.66	x
Distributions declared per ENLC unit	$0.1125	$0.09375	$0.39375	$0.3750

(1)	Net of amortization of debt issuance costs, net discount of senior unsecured notes, and designated cash flow hedge, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. Due to Winter Storm Uri, we received credits from our utility providers based on market rates for our unused electricity. These utility credits are recorded as “Other current assets” or “Other assets, net” on our consolidated balance sheets depending on the timing of their expected usage, and amortized as we incur utility expenses.
(3)	Represents cash paid for the early terminations of our interest rate swaps due to the partial repayments of the Term Loan in May 2021, September 2021, and December 2020 of $100.0 million, $100.0 million, and $500.0 million, respectively.
(4)	Represents cost incurred related to the relocation of equipment and facilities from the Thunderbird processing plant and Battle Ridge processing plant, in the Oklahoma segment, to the Permian segment that are not part of our ongoing operations. The relocation of equipment and facilities from the Battle Ridge processing plant was completed in the third quarter of 2021 and we expect to complete the relocation of equipment and facilities from the Thunderbird processing plant in 2022.
(5)	Includes current income tax expense; transaction costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(6)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.
(7)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(8)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(9)	Includes current income tax expense and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

EnLink Midstream, LLC

Reconciliation of Segment Profit to Segment Cash Flow

(All amounts in millions)

(Unaudited)

	Permian	Louisiana	Oklahoma	North Texas
Three Months Ended December 31, 2021
Segment profit	$73.8	$111.7	$99.4	$56.1
Capital Expenditures	(63.0)	(3.9)	(13.3)	(4.3)
Segment cash flow	$10.8	$107.8	$86.1	$51.8

Three Months Ended December 31, 2020
Segment profit (loss)	$46.2	$80.8	$99.0	$61.6
Capital Expenditures	(19.7)	(5.3)	(3.8)	(6.2)
Segment cash flow	$26.5	$75.5	$95.2	$55.4

Year Ended December 31, 2021
Segment profit	$229.7	$324.9	$327.6	$250.9
Capital Expenditures	(141.6)	(9.3)	(30.4)	(11.9)
Segment cash flow	$88.1	$315.6	$297.2	$239.0

Year Ended December 31, 2020
Segment profit	$170.1	$285.6	$405.4	$270.4
Capital expenditures	(181.1)	(44.6)	(17.9)	(16.9)
Segment cash flow	$(11.0)	$241.0	$387.5	$253.5

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,201,000	936,400	1,067,000	890,800
Processing (MMBtu/d)	1,139,200	907,800	1,010,000	899,000
Crude Oil Handling (Bbls/d)	150,100	120,300	134,600	116,200
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,338,400	2,096,800	2,160,800	1,993,900
Crude Oil Handling (Bbls/d)	15,700	19,000	15,900	16,900
NGL Fractionation (Gals/d)	7,931,900	7,403,300	7,455,600	7,597,800
Brine Disposal (Bbls/d)	3,200	1,200	2,700	1,300
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,018,100	1,039,500	992,400	1,116,500
Processing (MMBtu/d)	1,041,200	1,061,800	1,010,300	1,105,900
Crude Oil Handling (Bbls/d)	19,300	22,700	20,200	28,700
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,397,200	1,399,400	1,377,400	1,478,200
Processing (MMBtu/d)	645,700	645,100	631,500	671,000

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow After Distributions

(All amounts in millions)

(Unaudited)

2022 Outlook [1]
Midpoint
Net income of EnLink Midstream, LLC (2)	$270.0
Interest expense, net of interest income	216.0
Depreciation and amortization	604.0
Loss from unconsolidated affiliate investments	(2.0)
Distributions from unconsolidated affiliate investments	1.0
Unit-based compensation	21.0
Income taxes	54.0
Plant relocation costs (3)	45.0
Other (4)	(2.0)
Adjusted EBITDA before non-controlling interest	1207.0
Non-controlling interest share of adjusted EBITDA (5)	(57.0)
Adjusted EBITDA, net to EnLink Midstream, LLC	1150.0
Interest expense, net of interest income	(217.0)
Maintenance capital expenditures, net to ENLK (6)	(60.0)
Preferred unit accrued cash distributions (7)	(95.0)
Distributable cash flow	778.0
Common distributions declared	(218.0)
Growth capital expenditures, net to EnLink and plant relocation costs (3)(6)	(245.0)
Free cash flow after distributions	$315.0

(1)	Represents the forward-looking net income guidance of EnLink Midstream, LLC for the year ended December 31, 2022. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, the financial effects of future acquisitions, proceeds from the sale of equipment, and repurchases of common units or ENLK Series B Preferred Units. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.
(2)	Net income includes estimated net income attributable to NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of net income from the Delaware Basin JV and Marathon Petroleum Corp.'s ("Marathon") 50% share of net income from the Ascension JV.
(3)	Includes operating expenses incurred related to the relocation of equipment and facilities from the Thunderbird processing plant, in the Oklahoma segment, to the Permian segment that are not part of our ongoing operations.
(4)	Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA includes estimates for NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon's 50% share of adjusted EBITDA from the Ascension JV.
(6)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the Company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable, and other current assets and liabilities. These items are uncertain and depend on various factors outside the Company’s control.